Exhibit 99.2

FINANCIAL DISCUSSION DOCUMENT

For 2007, the Company had three reportable segments: Consumer Digital Imaging Group (CDG), Film Products Group (FPG), and Graphic Communications Group (GCG). Within each of the Company’s reportable segments are various components, or Strategic Product Groups (SPGs). Throughout the remainder of this document, references to the segments’ SPGs are indicated in italics. The balance of the Company’s continuing operations, which individually and in the aggregate do not meet the criteria of a reportable segment, are reported in All Other. “Traditional revenues” or “traditional net sales” refer to revenues from the sales of traditional products. “Digital revenues” or “digital net sales” refer to revenues from the sales of digital products.

2007 COMPARED WITH 2006

Fourth Quarter

RESULTS OF OPERATIONS – CONTINUING OPERATIONS

CONSOLIDATED

(in millions, except per share data)	Three Months Ended
	December 31
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Digital net sales	$2,262		$1,974		$288	15%
Traditional net sales	951		1,117		(166)	-15%
New technologies	7		15		(8)	-53%
Net sales	3,220		3,106		114	4%
Cost of goods sold	2,431		2,366		65	3%
Gross profit	789	24.5%	740	23.8%	49	7%
Selling, general and administrative expenses	522	16%	474	15%	48	10%
Research and development costs	137	4%	140	5%	(3)	-2%
Restructuring costs and other	63	2%	14	0%	49	350%
Other operating expenses (income), net	(63)		(22)		(41)	186%
Earnings from continuing operations before interest, other income (charges), net and income taxes	130	4%	134	4%	(4)	-3%
Interest expense	29		37		(8)	-22%
Other income (charges), net	8		14		(6)	-43%
Earnings from continuing operations before income taxes	109		111		(2)	-2%
Provision for income taxes	17		126		(109)	-87%
Earnings (loss) from continuing operations	92	3%	(15)	0%	107	713%
Earnings from discontinued operations, net of income taxes	123	4%	31	1%	92	297%
NET EARNINGS	$215		$16		$199	1244%
	Three Months Ended
	December 31		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$ 3,220	3.7%	4.0%	-4.6%	4.3%	0.0%

Gross profit margin	24.5%	0.7pp	0.2pp	-6.6pp	2.3pp	4.8pp

Worldwide Revenues

For the three months ended December 31, 2007, net sales increased as compared with the same period in 2006, as significant increases in digital revenues in both CDG and GCG were partially offset by industry-related volume declines in the traditional businesses within all three segments. In addition, foreign exchange resulted in a positive impact to net sales during the quarter. Volume increases were primarily driven by higher sales of digital cameras and the new digital picture frames category within CDG and digital prepress consumables within GCG, partially offset by volume declines within traditional SPGs and snapshot printing. Unfavorable price/mix was primarily driven by the impact associated with new and renewed film agreements in FPG and product portfolio changes in Digital Capture and Devices, partially offset by increased intellectual property royalties within CDG.

Gross Profit

Gross profit improved in the fourth quarter of 2007 in both dollars and as a percentage of sales, due largely to reduced manufacturing and other costs, as well as increased intellectual property royalties within CDG. In addition, foreign exchange was a positive contributor to gross profit as a result of the weak U.S. dollar. The decreases in manufacturing and other costs were driven by a combination of the impact of the Company's cost reduction initiatives, strategic manufacturing and supply chain initiatives within CDG, lower restructuring-related charges, and lower depreciation expense, partially offset by increased silver and aluminum costs. These increases to gross profit margins were partially offset by costs associated with the introduction of inkjet printers and unfavorable price/mix, which was primarily driven by product portfolio changes in Digital Capture and Devices within CDG, and the impact associated with new and renewed film agreements in FPG.

Included in gross profit for the quarter are new non-recurring licensing arrangements within Digital Capture and Devices, contributing approximately 5.2% of revenue to consolidated gross profit dollars in the current quarter, as compared with 4.0% of revenue to consolidated gross profit dollars for similar arrangements in the prior year quarter.

Selling, General and Administrative Expenses

The year-over-year increase in consolidated SG&A was primarily attributable to increased advertising costs related to Consumer Inkjet Systems within CDG.

Restructuring Costs and Other

These costs, as well as the restructuring-related costs reported in cost of goods sold, are discussed under "RESTRUCTURING COSTS AND OTHER" below.

Other Operating Expenses (Income), Net

This category includes gains and losses on sales of capital assets and certain asset impairment charges. The year-over-year change was largely driven by significant one-time gains on numerous sales of capital assets in the current year quarter of $116 million, partially offset by an impairment of an intangible asset of $46 million in connection with the Company’s plan to dispose of its stake in Lucky Film Co. Ltd.

Interest Expense

Lower interest expense was primarily due to lower debt levels resulting from the full payoff of the Company's Secured Term Debt in the second quarter of 2007, partially offset by higher interest rates in the current year quarter.

Other Income (Charges), Net

This category includes interest income, income and losses from equity investments, and foreign exchange gains and losses. The decrease compared with the prior year was primarily attributable to an impairment of an equity method investment, and current quarter losses on foreign exchange transactions. These decreases were partially offset by higher interest income due to higher year-over-year cash balances resulting from the proceeds on the sale of the Health Group, and higher interest rates.

Income Tax (Benefit) Provision

(dollars in millions)	Three Months Ended
	December 31
	2007	2006
Earnings from continuing operations before income taxes	$109	$111
Provision for income taxes	$17	$126
Effective tax rate	15.6%	113.5%
Provision for income taxes @ 35%	$38	$39

Difference between tax at effective vs statutory rate	($21)	$87

For the three months ended December 31, 2007, the difference between the Company's recorded provision and the provision that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (1) losses generated in certain jurisdictions outside the U.S., which were not benefited, (2) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S., (3) a tax benefit of $20 million associated with valuation allowance releases in certain jurisdictions outside the U.S. , and (4) a tax provision of $18 million relating primarily to tax rate changes, impacts from ongoing tax audits with respect to open tax years and other property sales and impairments.

In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company recorded a tax benefit in continuing operations associated with the realization of current year losses in certain jurisdictions where it has historically had a valuation allowance due to the recognition of the pre-tax gain in discontinued operations.

For the three months ended December 31, 2006, the difference between the recorded provision and the provision that would result from applying the U.S. statutory rate of 35.0% is primarily attributable to: (1) losses generated within the U.S. and in certain jurisdictions outside the U.S., which were not benefited, (2) the mix of earnings from operations in certain lower-taxed jurisdictions outside the U.S., (3) a tax provision of $38 million associated with restructuring costs and asset impairments, (4) discrete tax benefits of $13 million relating primarily to tax rate changes, impacts from ongoing tax audits with respect to open tax years, and other property sales gains/losses, and (5) a tax provision of $89 million associated with the establishment of valuation allowances in certain jurisdictions outside the U.S.

CONSUMER DIGITAL IMAGING GROUP

(dollars in millions)	Three Months Ended
	December 31
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Digital net sales	$1,371		$1,175		$196	17%
Traditional net sales	359		420		(61)	-15%
Total net sales	1,730		1,595		135	8%
Cost of goods sold	1,344		1,268		76	6%
Gross profit	386	22.3%	327	20.5%	59	18%
Selling, general and administrative expenses	246	14%	196	12%	50	26%
Research and development costs	64	4%	68	4%	(4)	-6%
Earnings from continuing operations before interest, other income (charges), net and income taxes	$76	4%	$63	4%	$13	21%
	Three Months Ended
	December 31		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$ 1,730	8.5%	9.4%	-4.4%	3.5%	0.0%

Gross profit margin	22.3%	1.8pp	0.4pp	-8.6pp	2.3pp	7.7pp

Worldwide Revenues

The 8% sales growth in the quarter over the prior-year quarter was due to increases in the digital businesses, primarily driven by increased intellectual property royalties, volume increases in digital cameras, new digital picture frames, kiosk media, and inkjet printers. These increases were partially offset by volume declines in snapshot printing, the traditional portion of Retail Printing, and negative price/mix, due to product portfolio changes in digital cameras.

Net worldwide sales of Digital Capture and Devices, which includes consumer digital cameras, accessories, memory products, snapshot printers and related media, and intellectual property royalties, increased 17% in the fourth quarter of 2007 as compared with the prior year quarter, primarily reflecting higher digital camera volumes, sales of new digital picture frames, increased intellectual property royalties, and favorable exchange, partially offset by negative price/mix and lower snapshot printing volumes. For digital still cameras, Kodak remains in the top three market position on a worldwide basis year-to-date through November.

Retail Printing includes color negative paper, photochemicals, service and support, photofinishing services, and retail kiosks and related media. Net worldwide sales of Retail Printing decreased 9% in the fourth quarter of 2007 as compared with the prior year quarter, reflecting volume declines in the traditional portion of the business reflecting continuing industry volume declines, and negative price/mix in kiosks and related media, partially offset by favorable foreign exchange. These declines were partially offset by increased sales of kiosks and related media, which increased 6% from the prior year quarter.

Gross Profit

The increase in gross profit for CDG was primarily attributable to reductions in cost, increases in intellectual property royalties, favorable foreign exchange and increases in volume. The reductions in manufacturing and other costs were primarily driven by strategic manufacturing and supply chain initiatives to improve margins in Digital Capture and Devices. In addition, cost reductions were driven by the benefits of previous restructuring activities and lower depreciation expense, partially offset by adverse silver costs, and costs associated with the scaling of manufacturing and new product introduction activities in the Consumer Inkjet Systems business. The gross profit margin improvement was partially offset by unfavorable price/mix in Digital Capture and Devices products.

Included in gross profit for the quarter is the impact of new non-recurring licensing arrangements, which contributed approximately 9.7% of revenue to segment gross profit dollars in the current quarter, as compared with 7.7% of revenue to segment gross profit dollars for similar arrangements in the prior year quarter. These types of arrangements provide the Company with a return on portions of historical R&D investments and similar opportunities are expected to have a continuing impact on the results of operations.

Selling, General and Administrative Expenses

The increase in SG&A expenses for CDG was primarily driven by increased advertising expenses associated with the introduction of Consumer Inkjet Systems, partially offset by focused cost reduction initiatives and lower-cost go-to-market structure.

FILM PRODUCTS GROUP

(dollars in millions)	Three Months Ended
	December 31
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Total net sales	$463		$559		$(96)	-17%
Cost of goods sold	326		361		(35)	-10%
Gross profit	137	29.6%	198	35.4%	(61)	-31%
Selling, general and administrative expenses	90	19%	106	19%	(16)	-15%
Research and development costs	7	2%	9	2%	(2)	-22%
Earnings from continuing operations before interest, other income (charges), net and income taxes	$40	9%	$83	15%	$(43)	-52%
	Three Months Ended
	December 31		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$ 463	-17.2%	-13.4%	-7.5%	3.7%	0.0%

Gross profit margin	29.6%	-5.8pp	-0.5pp	-6.6pp	3.1pp	-1.8pp

Worldwide Revenues

The decrease in FPG worldwide net sales was comprised of: (1) lower volumes, which were in line with industry trends, and (2) declines related to negative price/mix associated with new and renewed film agreements, and geographic mix. These decreases were partially offset by favorable foreign exchange.

Net worldwide sales of Film Capture, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, and reloadable traditional film cameras, decreased 29% in the fourth quarter of 2007 as compared with the fourth quarter of 2006, primarily reflecting continuing industry volume declines and negative price/mix, partially offset by favorable exchange.

Net worldwide sales for Entertainment Imaging, which includes origination, intermediate, and print films, and digital systems and services for the entertainment industry, decreased 7% compared with the prior year, primarily reflecting negative price/mix and the initial effects of the writers’ strike, partially offset by foreign exchange effects.

Gross Profit

The decrease in FPG gross profit margin was primarily attributable to seasonal manufacturing slowdowns, unfavorable price/mix associated with the impact of new and renewed film agreements, volume declines in line with industry trends and the initial effects of the writers’ strike, and increased silver costs, partially offset by favorable foreign exchange.

Selling, General and Administrative Expenses

The decline in SG&A expenses for FPG was attributable to the concentrated efforts of the business to achieve target cost models.

GRAPHIC COMMUNICATIONS GROUP

(dollars in millions)	Three Months Ended
	December 31
	2007	% of Sales	2006	% of Sales	Increase / (Decrease)	% Change

Digital net sales	$891		$799		$92	12%
Traditional net sales	107		134		(27)	-20%
Total net sales	998		933		65	7%
Cost of goods sold	729		663		66	10%
Gross profit	269	27.0%	270	28.9%	(1)	0%
Selling, general and administrative expenses	183	18%	173	19%	10	6%
Research and development costs	53	5%	50	5%	3	6%
Earnings from continuing operations before interest, other income (charges), net and income taxes	$33	3%	$47	5%	$(14)	-30%
	Three Months Ended
	December 31		Change vs. 2006
	2007 Amount	Change vs. 2006	Volume	Price/Mix	Foreign Exchange	Manufacturing and Other Costs

Total net sales	$ 998	7.0%	4.0%	-3.2%	6.2%	0.0%

Gross profit margin	27.0%	-1.9pp	0.3pp	-0.8pp	1.3pp	-2.7pp

Worldwide Revenues

Digital revenue growth in the quarter of 12% resulted in total revenue growth of 7% for GCG during the quarter, led by volume increases and favorable foreign exchange. Specifically, volume growth was driven by Prepress Solutions, Digital Printing Solutions, and Document Imaging. Within Prepress Solutions, volume growth in digital prepress consumables was partially offset by volume declines in traditional prepress consumables.

Net worldwide sales of Prepress Solutions, including consumables, prepress equipment and related services, increased 6%, primarily driven by increased sales of digital plates, equipment and services, partially offset by declines in sales of analog plates and graphics film.

Net worldwide sales of Document Imaging, which includes document scanners and services, media, and imaging services, increased 7% compared with the prior year quarter, driven by increased revenue in scanners. Volume of production scanners (high volume input scanners) continue to show strong growth in addition to increased participation in the distributed capture scanner market (desktop scanners).

Net worldwide sales of Digital Printing Solutions, including all continuous inkjet and electrophotographic equipment, consumables and service, increased 15%, primarily driven by strong sales in color electrophotography and continuous inkjet equipment and digital printing consumables. Color electrophotography page volume increased 34%. These improvements were partially offset by a decline in volume of black-and-white electrophotography.

Net worldwide sales of Enterprise Solutions, which includes workflow software and digital controller development, increased 9%, primarily attributable to the introduction of web-enabled solutions software and growth in the workflow software.

Gross Profit

The decrease in gross profit margin was primarily driven by increased manufacturing costs in Prepress Solutions associated with aluminum and silver. The unfavorable price/mix is largely related to the Document Imaging product portfolio shift to distributed capture scanners and to unfavorable price/mix in Inkjet Printing Solutions and the impact of a licensing settlement. These unfavorable items were partially offset by favorable foreign exchange and volume increases.

Selling, General and Administrative Expenses

The increase in SG&A expenses for GCG is largely attributable to increased investment in sales resources and unfavorable foreign exchange, partially offset by cost-reduction initiatives.

RESULTS OF OPERATIONS - DISCONTINUED OPERATIONS

On April 30, 2007, the Company sold all of the assets and business operations of its Health Group segment to Onex Healthcare Holdings, Inc. (“Onex”) (now known as Carestream Health, Inc.), a subsidiary of Onex Corporation, for up to $2.55 billion. The price was composed of $2.35 billion in cash at closing and $200 million in additional future payments if Onex achieves certain returns with respect to its investment. If Onex investors realize an internal rate of return in excess of 25% on their investment, the Company will receive payment equal to 25% of the excess return, up to $200 million.

The Company recognized a pre-tax gain of $980 million on the sale in the second quarter of 2007, and since that time recorded pre-tax true-up adjustments totaling $6 million, primarily related to pension settlements, for a total pre-tax gain on sale of the Health Group segment of $986 million. The pre-tax gain excludes the following: up to $200 million of potential future payments related to Onex's return on its investment as noted above; potential charges related to settling pension obligations with Onex in future periods; and any adjustments that may be made in the future that are currently under review.

The Company used a portion of the initial $2.35 billion cash proceeds to fully repay its approximately $1.15 billion of Secured Term Debt. About 8,100 employees of the Company associated with the Health Group transitioned to Carestream Health, Inc. as part of the transaction. Also included in the sale were manufacturing operations focused on the production of health imaging products, as well as an office building in Rochester, NY.

Upon authorization of the Company's Board of Directors on January 8, 2007, the Company met all the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," for accounting for the Health Group segment as a discontinued operation. As such, the Health Group business ceased depreciation and amortization of long-lived assets. In accordance with EITF No. 87-24, "Allocation of Interest to Discontinued Operations," the Company allocated certain interest expense on debt that was required to be repaid as a result of the sale. Interest expense allocated to discontinued operations totaled $23 million for the three months ended December 31, 2006.

On November 2, 2007, the Company sold all of its shares in Hermes Precisa Pty Limited (“HPA”), a majority owned subsidiary of Kodak Australasia Pty. Ltd., a wholly owned subsidiary of the Company, to Salmat Limited. HPA, a publicly traded Australian company, is a provider of outsourced services in business communication and data processes, and was previously reported in the GCG segment. Kodak received $139 million in cash at closing for its shares of HPA, and recognized a pre-tax gain on the sale of $123 million. This gain, as well as the results of operations of HPA through the date of sale, is reported as a component of discontinued operations in the current and prior periods.

RESTRUCTURING COSTS AND OTHER

The Company has undertaken a cost reduction program that was initially announced in January 2004. This program is referred to as the “2004–2007 Restructuring Program.” This program was expected to result in total charges of $1.3 billion to $1.7 billion over a three-year period ending in 2006, of which $700 million to $900 million related to severance, with the remainder relating to the disposal of buildings and equipment. Overall, Kodak's worldwide facility square footage was expected to be reduced by approximately one-third. Approximately 12,000 to 15,000 positions worldwide were expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.

The Company subsequently expanded the program to extend into 2007 and increased the expected employment reductions to 28,000 to 30,000 positions and total charges to $3.6 billion to $3.8 billion. In the third quarter of 2007, the Company revised its expectations for total employment reductions in the range of 27,000 to 28,000 positions and total charges in the range of $3.4 billion to $3.6 billion. These new estimates reflected greater efficiencies in manufacturing infrastructure projects as well as the Company's ability to outsource or sell certain operations, which reduces involuntary severance charges.

The aforementioned 2004-2007 Restructuring Program underpins a dramatic transformation of the Company focused on two primary elements of cost restructuring: manufacturing infrastructure and operating expense rationalization. As this four-year effort progressed, the underlying business model necessarily evolved, requiring broader and more costly manufacturing infrastructure reductions (primarily non-cash charges) than originally anticipated, as well as similarly broader rationalization of selling, administrative and other business resources (primarily severance charges). In addition, the recent divestiture of the Health Group has further increased the amount of reductions necessary to appropriately scale the Corporate infrastructure.

The actual charges for initiatives under this program are recorded in the period in which the Company commits to formalized restructuring plans or executes the specific actions contemplated by the program and all criteria for restructuring charge recognition under the applicable accounting guidance have been met.

Restructuring Programs Summary

The activity in the accrued restructuring balances and the non-cash charges incurred in relation to all of the Company's restructuring programs were as follows for the fourth quarter of 2007:

(in millions)	Balance Sept. 30, 2007	Costs Incurred (1)	Reversals	Cash Payments (2)	Non-cash Settlements	Other Adjustments and Reclasses (3)	Balance Dec. 31 2007

2004-2007 Restructuring Program:
Severance reserve	$163	$17	$-	$(60)	$-	$9	$129
Exit costs reserve	24	43	-	(37)	-	-	30
Total reserve	$187	$60	$-	$(97)	$-	$9	$159

Long-lived asset impairments and inventory write-downs	$-	$4	$-	$-	$(4)	$-	$-
Accelerated depreciation	$-	$4	$-	$-	$(4)	$-	$-

Pre-2004 Restructuring Programs:

Severance reserve	$-	$-	$-	$-	$-	$-	$-
Exit costs reserve	6	-	-	(1)	-	-	5
Total reserve	$6	$-	$-	$(1)	$-	$-	$5

Total of all restructuring programs	$193	$68	$-	$(98)	$(8)	$9	$164

(1) The $68 million of costs incurred in the fourth quarter include only continuing operations.

(2) During the three months ended December 31, 2007, the Company paid approximately $101 million related to restructuring. Of this total amount, $98 million was recorded against restructuring reserves, while $3 million was recorded against pension and other postretirement liabilities.

(3) The total restructuring charges of $68 million include pension and other postretirement charges and credits for curtailments, settlements and special termination benefits. However, because the impact of these charges and credits relate to the accounting for pensions and other postretirement benefits, the related impacts on the Consolidated Statement of Financial Position are reflected in their respective components as opposed to within the accrued restructuring balances at December 31, 2007. Accordingly, the Other Adjustments and Reclasses column of the table above includes reclassifications to Other long-term assets and Pension and other postretirement liabilities for the position elimination-related impacts on the Company's pension and other postretirement employee benefit plan arrangements, including net curtailment, settlement and special termination benefit gains (losses) of $6 million. Additionally, the Other Adjustments and Reclasses column of the table above includes foreign currency translation of $3 million.

The costs incurred which total $68 million for the three months ended December 31, 2007, include $4 million and $1 million of charges related to accelerated depreciation and inventory write-downs that were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2007. Of the remaining costs incurred, $63 million was reported as restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2007. The severance costs and exit costs require the outlay of cash, while long-lived asset impairments, accelerated depreciation and inventory write-downs represent non-cash items.

2004-2007 Restructuring Program Activity

The Company implemented certain actions under the program during the fourth quarter of 2007. As a result of these actions, the Company recorded charges of $68 million in the fourth quarter of 2007, which were composed of severance, long-lived asset impairments, exit costs, inventory write-downs, and accelerated depreciation of $17 million, $3 million, $43 million, $1 million, and $4 million, respectively. The severance costs related to the elimination of approximately 625 positions, including approximately 225 photofinishing, 150 manufacturing, 75 research and development and 175 administrative positions. The geographic composition of the positions to be eliminated includes approximately 450 in the United States and Canada and 175 throughout the rest of the world. The reduction of the 625 positions and the $68 million charges are reflected in the 2004-2007 Restructuring Program table below. The $3 million charge in the fourth quarter for long-lived asset impairments was included in restructuring costs and other in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2007, respectively. The charges taken for inventory write-downs of $1 million were reported in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2007.

As a result of initiatives implemented under the 2004-2007 Restructuring Program, the Company also recorded $4 million of accelerated depreciation on long-lived assets in cost of goods sold in the accompanying Consolidated Statement of Operations for the three months ended December 31, 2007. The accelerated depreciation relates to long-lived assets accounted for under the held and used model of SFAS No. 144. The total amount of $4 million relates to manufacturing facilities and equipment that will be used until their abandonment.

In April 2007, the Company entered into an agreement to sell its manufacturing site in Xiamen, China. This sale closed in the second quarter of 2007 and resulted in a non-cash charge of approximately $238 million. This action is part of the 2004-2007 Restructuring Program.

Under this program, on a life-to-date basis as of December 31, 2007, the Company has recorded charges of $3,397 million, which was composed of severance, long-lived asset impairments, exit costs, inventory write-downs and accelerated depreciation of $1,398 million, $620 million, $385 million, $80 million and $935 million, respectively, less reversals of $21 million. The severance costs related to the elimination of approximately 27,650 positions, including approximately 6,750 photofinishing, 13,125 manufacturing, 1,575 research and development and 6,200 administrative positions.

The following table summarizes the activity with respect to the charges recorded in connection with the focused cost reduction actions that the Company has committed to under the 2004-2007 Restructuring Program and the remaining balances in the related reserves at December 31, 2007:

(dollars in millions)	Number of Employees	Severance Reserve	Exit Costs Reserve	Total	Long-lived Asset Impairments and Inventory Write-downs	Acceler- ated Deprec- iation

2004 charges - continuing operations	8,975	$405	$95	$500	$156	$152
2004 charges - discontinued operations	650	13	4	17	1	-
2004 reversals - continuing operations	-	(6)	(1)	(7)	-	-
2004 utilization	(5,175)	(169)	(47)	(216)	(157)	(152)
2004 other adj. & reclasses	-	24	(15)	9	-	-
Balance at 12/31/04	4,450	267	36	303	-	-

2005 charges - continuing operations	7,850	472	82	554	160	391
2005 charges - discontinued operations	275	25	2	27	1	-
2005 reversals - continuing operations	-	(3)	(6)	(9)	-	-
2005 utilization	(10,225)	(377)	(95)	(472)	(161)	(391)
2005 other adj. & reclasses	-	(113)	4	(109)	-	-
Balance at 12/31/05	2,350	271	23	294	-	-

2006 charges - continuing operations	5,150	266	66	332	97	273
2006 charges - discontinued operations	475	52	3	55	3	12
2006 reversals - continuing operations	-	(3)	(1)	(4)	-	-
2006 utilization	(5,700)	(416)	(67)	(483)	(100)	(285)
2006 other adj. & reclasses	-	58	-	58	-	-
Balance at 12/31/06	2,275	228	24	252	-	-

Q1 2007 charges - continuing operations	1,075	53	22	75	11	65
Q1 2007 charges - discontinued operations	50	17	-	17	-	-
Q1 2007 utilization	(1,000)	(84)	(20)	(104)	(11)	(65)
Q1 2007 other adj. & reclasses	-	(18)	-	(18)	-	-
Balance at 3/31/07	2,400	196	26	222	-	-

Q2 2007 charges - continuing operations	1,100	16	28	44	257	15
Q2 2007 charges - discontinued operations	-	3	2	5	-	-
Q2 2007 utilization	(1,250)	(83)	(32)	(115)	(257)	(15)
Q2 2007 other adj. & reclasses	-	41	-	41	-	-
Balance at 6/30/07	2,250	173	24	197	-	-

Q3 2007 charges - continuing operations	1,425	59	36	95	10	23
Q3 2007 charges - discontinued operations	-	-	2	2	-	-
Q3 2007 reversals - continuing operations	-	(1)	-	(1)	-	-
Q3 2007 utilization	(1,000)	(62)	(40)	(102)	(10)	(23)
Q3 2007 other adj. & reclasses	-	(6)	2	(4)	-	-
Balance at 9/30/07	2,675	163	24	187	-	-

Q4 2007 charges - continuing operations	625	17	43	60	4	4
Q4 2007 charges - discontinued operations	-	-		-	-	-
Q4 2007 reversals - continuing operations	-	-	-	-	-	-
Q4 2007 utilization	(1,700)	(60)	(37)	(97)	(4)	(4)
Q4 2007 other adj. & reclasses	-	9	-	9	-	-
Balance at 12/31/07	1,600	$129	$30	$159	$-	$-

As a result of the initiatives already implemented under the 2004-2007 Restructuring Program, severance payments will be paid during periods through 2008 since, in many instances, the employees whose positions were eliminated can elect or are required to receive their payments over an extended period of time. Most exit costs were paid during 2007. However, certain costs, such as long-term lease payments, will be paid over periods after 2007.

The charges of $68 million recorded in the fourth quarter of 2007 included $1 million applicable to FPG, $14 million applicable to CDG, $25 million applicable to GCG, and $28 million that was applicable to manufacturing, research and development, and administrative functions, which are shared across all segments.

The restructuring actions implemented during the fourth quarter of 2007 under the 2004-2007 Restructuring Program are expected to generate future annual cost savings of approximately $62 million, including annual cash savings of $61 million. These cost savings began to be realized by the Company beginning in the fourth quarter of 2007, and the majority of these savings are expected to be realized by the end of 2008 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce future cost of goods sold, SG&A, and R&D expenses by approximately $25 million, $29 million, and $8 million, respectively.

Based on all of the actions taken to date under the 2004-2007 Restructuring Program, the program is expected to generate annual cost savings of approximately $1,680 million, including annual cash savings of $1,605 million, as compared with pre-program levels. The Company began realizing these savings in the second quarter of 2004, and expects the savings to be fully realized by the end of 2008 as most of the actions and severance payouts are completed. These total cost savings are expected to reduce cost of goods sold, SG&A, and R&D expenses by approximately $1,051 million, $473 million, and $156 million, respectively.

The above savings estimates are based primarily on objective data related to the Company's severance actions. Savings resulting from facility closures and other non-severance actions that are more difficult to quantify are not included. The Company reaffirms its estimate of total annual cost savings including both employee-related costs and facility-related costs under the extended 2004-2007 Restructuring Program of $1.6 billion to $1.8 billion, as announced in July 2005, and does not expect the final annual cost savings to differ materially from this estimate.

CASH FLOW ACTIVITY

The Company’s primary sources and uses of cash for the twelve month period ended December 31, 2007 included proceeds on the sale of the Health Group, earnings from continuing operations, adjusted for non-cash items of income and expense, debt payments, restructuring payments, capital additions, working capital needs, dividend payments and employee benefit plan payments/contributions.

Net cash provided by continuing operations from operating activities was $352 million for the twelve months ended December 31, 2007. The Company’s primary sources of cash from operating activities for the period are earnings from continuing operations, as adjusted for non-cash items of income and expense, which provided $652 million of operating cash in 2007, compared to $327 million in 2006. The Company’s other primary sources and uses of cash from operating activities include:

  Decreases in inventories, driven by management of year-end inventory levels;
  The net decrease in liabilities, excluding borrowings, including:
-- The decrease in pension and other postretirement liabilities due to settlement and curtailment activities related to restructuring;

-- Recognition of deferred income on intellectual property arrangements;

-- Decrease in restructuring liabilities driven by cash payments for severance benefits, partially offset by restructuring charges within the current year;

-- The settlement of asset retirement obligations due to footprint reduction actions;

-- These decreases were partially offset by an increase in trade accounts payable due to the Company's efforts to bring accounts payable metrics more in line with its peer group.

Included in the uses of cash in operating activities discussed above were:

  Cash expenditures of $101 million against restructuring reserves and pension and other postretirement liabilities, primarily for the payment of severance benefits. Employees whose positions were eliminated could elect to receive severance payments for up to two years following their date of termination.
  Contributions (funded plans) or benefit payments (unfunded plans) totaling approximately $130 million relating to major U.S. and non-U.S. defined benefit pension plans.
  Benefit payments totaling approximately $218 million relating to U.S., United Kingdom, Canada, and Brazil postretirement benefit plans.

Net cash used in continuing operations in investing activities for the twelve months ended December 31, 2007 of $41 million includes capital additions of $259 million. The majority of this spending supports new products, manufacturing productivity and quality improvements, infrastructure improvements, equipment placements with customers, and ongoing environmental and safety initiatives. Proceeds from sales of businesses and assets in the period provided cash of $227 million.

Net cash provided by discontinued operations from investing activities was $2,449 million due to the proceeds received in connection with the sale of the Health Group business, and HPA business previously reported in GCG. The Company utilized a portion of this cash for the full repayment of the Secured Term Debt, as reflected in net cash used in financing activities in the period.

Net cash used in continuing operations in financing activities was $1,325 million, including the repayment of debt discussed above and dividends of $145 million.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations for cost savings and cash savings from restructuring are forward-looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

  execution of the digital growth and profitability strategies, business model and cash plan;
  implementation of the cost reduction programs;
  transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;
  implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;
  development and implementation of product go-to-market and e-commerce strategies;
  protection, enforcement and defense of the Company's intellectual property, including defense of its products against the intellectual property challenges of others;
  execution of intellectual property licensing programs and other strategies;
  integration of the Company's businesses to SAP, the Company's enterprise system software;
  completion of various portfolio actions;
  reduction of inventories;
  integration of acquired businesses and consolidation of the Company's subsidiary structure;
  improvement in manufacturing productivity and techniques;
  improvement in working capital management and cash conversion cycle;
  continued availability of essential components and services from concentrated sources of supply;
  improvement in supply chain efficiency and dependability; and
  implementation of the strategies designed to address the decline in the Company's traditional businesses.

The forward-looking statements contained in this report are subject to the following additional risk factors:

  inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
  competitive actions, including pricing;
  the Company's ability to access capital markets;
  the nature and pace of technology evolution;
  changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;
  pension and other postretirement benefit cost factors such as actuarial assumptions, market performance, and employee retirement decisions;
  general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities or costs;
  changes in market growth;
  continued effectiveness of internal controls; and
  other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.

Eastman Kodak Company
CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in millions, except per share data)	2007	2006	2007	2006

Net sales	$3,220	$3,106	$10,301	$10,568
Cost of goods sold	2,431	2,366	7,785	8,159
Gross profit	789	740	2,516	2,409
Selling, general and administrative expenses	522	474	1,764	1,950
Research and development costs	137	140	535	578
Restructuring costs and other	63	14	543	416
Other operating expenses (income), net	(63)	(22)	(96)	(59)
Earnings (loss) from continuing operations before interest, other income (charges), net and income taxes	130	134	(230)	(476)
Interest expense	29	37	113	172
Other income (charges), net	8	14	87	65
Earnings (loss) from continuing operations before income taxes	109	111	(256)	(583)
Provision (benefit) for income taxes	17	126	(51)	221
Earnings (loss) from continuing operations	92	(15)	(205)	(804)
Earnings from discontinued operations, net of income taxes	123	31	881	203
NET EARNINGS (LOSS)	$215	$16	$676	$(601)

Basic net earnings (loss) per share:
Continuing operations	$0.32	$(0.05)	$(0.71)	$(2.80)
Discontinued operations	0.43	0.11	3.06	0.71
Total	$0.75	$0.06	$2.35	$(2.09)

Diluted net earnings (loss) per share:
Continuing operations	$0.31	$(0.05)	$(0.71)	$(2.80)
Discontinued operations	0.40	0.11	3.06	0.71
Total	$0.71	$0.06	$2.35	$(2.09)

Number of common shares used in basic net earnings (loss) per share	288.0	287.3	287.7	287.3
Incremental shares from assumed conversion of options	0.4	-	-	-
Convertible debt shares	18.6	-	-	-
Number of common shares used in diluted net earnings (loss) per share	307.0	287.3	287.7	287.3
Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION - UNAUDITED

(in millions, except share and per share data)	At December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,947	$1,469
Receivables, net	1,939	2,072
Inventories, net	943	1,001
Deferred income taxes	120	108
Other current assets	104	96
Assets of discontinued operations	-	811
Total current assets	6,053	5,557

Property, plant and equipment, net	1,811	2,602
Goodwill	1,657	1,584
Other long-term assets	4,138	3,509
Assets of discontinued operations	-	1,068
TOTAL ASSETS	$13,659	$14,320
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$3,794	$3,712
Short-term borrowings	308	64
Accrued income and other taxes	344	347
Liabilities of discontinued operations	-	431
Total current liabilities	4,446	4,554

Long-term debt, net of current portion	1,289	2,714
Pension and other postretirement liabilities	3,444	3,934
Other long-term liabilities	1,451	1,690
Liabilities of discontinued operations	-	40
Total liabilities	10,630	12,932

Commitments and Contingencies (Note 11)

SHAREHOLDERS’ EQUITY

Common stock, $2.50 par value, 950,000,000 shares authorized; 391,292,760 shares issued as of December 31, 2007 and 2006; 287,999,830 and 287,333,123 shares outstanding as of December 31, 2007 and 2006

	978	978
Additional paid in capital	889	881
Retained earnings	6,474	5,967
Accumulated other comprehensive income (loss)	452	(635)
	8,793	7,191
Treasury stock, at cost 103,292,930 shares as of December 31, 2007 and 103,959,637 shares as of December 31, 2006
	5,764	5,803
Total shareholders’ equity	3,029	1,388
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$13,659	$14,320
Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED

	Twelve Months Ended
	December 31
	2007	2006

Cash flows from operating activities:
Net earnings (loss)	$676	$(601)
Adjustments to reconcile to net cash provided by operating activities:
Earnings from discontinued operations, net of income taxes	(881)	(203)
Depreciation and amortization	785	1,195
Gain on sales of businesses/assets	(157)	(65)
Non-cash restructuring costs, asset impairments and other charges	336	138
Benefit for deferred income taxes	(107)	(137)
Decrease in receivables	161	163
Decrease in inventories	108	292
(Decrease) increase in liabilities excluding borrowings	(463)	122
Other items, net	(106)	(219)
Total adjustments	(324)	1,286
Net cash provided by continuing operations	352	685
Net cash (used in) provided by discontinued operations	(37)	271
Net cash provided by operating activities	315	956
Cash flows from investing activities:
Additions to properties	(259)	(335)
Net proceeds from sales of businesses/assets	227	178
Acquisitions, net of cash acquired	(2)	(3)
Investments in unconsolidated affiliates	-	(19)
Marketable securities - sales	166	133
Marketable securities - purchases	(173)	(135)
Net cash used in continuing operations	(41)	(181)
Net cash provided by (used in) discontinued operations	2,449	(44)
Net cash provided by (used in) investing activities	2,408	(225)
Cash flows from financing activities:
Proceeds from borrowings	177	765
Repayment of borrowings	(1,363)	(1,568)
Dividends to shareholders	(145)	(144)
Exercise of employee stock options	6	-
Net cash used in continuing operations	(1,325)	(947)
Net cash provided by discontinued operations	44	-
Net cash used in financing activities	(1,281)	(947)
Effect of exchange rate changes on cash	36	20
Net increase (decrease) in cash and cash equivalents	1,478	(196)
Cash and cash equivalents, beginning of year	1,469	1,665
Cash and cash equivalents, end of year	$2,947	$1,469
Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited

(in millions)	Three Months Ended December 31,				Twelve Months Ended December 31,
				Foreign Currency				Foreign Currency
	2007	2006	Change	Impact*	2007	2006	Change	Impact*
Consumer Digital Imaging Group
Inside the U.S.	$1,027	$995	3%	0%	$2,525	$2,564	-2%	0%
Outside the U.S.	703	600	+17	+9	2,106	2,147	-2	+5
Total Consumer Digital Imaging Group	1,730	1,595	+8	+4	4,631	4,711	-2	+2

Film Products Group
Inside the U.S.	93	155	-40	0	458	657	-30	0
Outside the U.S.	370	404	-8	+5	1,510	1,655	-9	+4
Total Film Products Group	463	559	-17	+4	1,968	2,312	-15	+3

Graphic Commun-ications Group
Inside the U.S.	303	307	-1	0	1,190	1,248	-5	0
Outside the U.S.	695	626	+11	+9	2,400	2,229	+8	+6
Total Graphic Commun-ications Group	998	933	+7	+6	3,590	3,477	+3	+4

All Other
Inside the U.S.	22	13	+69	0	81	50	+62	0
Outside the U.S.	7	6	+17	0	31	18	+72	0
Total All Other	29	19	+53	0	112	68	+65	0

Consolidated
Inside the U.S.	1,445	1,470	-2	0	4,254	4,519	-6	0
Outside the U.S.	1,775	1,636	+8	+8	6,047	6,049	-0	+5
Consolidated Total	$3,220	$3,106	4%	+4%	$10,301	$10,568	-3%	+3%

* Represents the percentage point change in segment net sales for the period that is attributable to foreign currency fluctuations
Earnings (Loss) from Continuing Operations Before Interest, Other Income (Charges), Net and Income Taxes - Unaudited

	Three Months Ended			Twelve Months Ended
(in millions)	December 31,			December 31,
	2007	2006	Change	2007	2006	Change

Consumer Digital Imaging Group	$76	$63	21%	$(92)	$(240)	-62%
Film Products Group	40	83	-52	369	368	+0
Graphic Communications Group	33	47	-30	116	100	+16
All Other	(19)	(10)	-90	(50)	(67)	+25
Total of segments	130	183	-29	343	161	+113
Restructuring costs and other	(68)	(77)		(662)	(698)
Other operating income (expenses), net	63	22		96	59
Legal reserve/settlement	-	6		-	2
Foreign contingencies	5	-		(7)	-
Interest expense	(29)	(37)		(113)	(172)
Other income (charges), net	8	14		87	65
Consolidated earnings (loss) from continuing operations before income taxes	$109	$111	-2%	$(256)	$(583)	+56%